                                                                    EXHIBIT 12.1


                                 CEPHALON, INC.


                        COMPUTATION OF RATIO OF EARNINGS
                 TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)




                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                     1997          1998          1999            2000         2001
                                     ----          ----          ----            ----         ----
Fixed charges and preferred
stock dividends:
Interest expense..............       $3,349        $2,017        $8,377         $2,254       $20,630
Preferred stock dividends.....           --            --         3,398          9,063         5,664
                                     ------        -------      -------        -------       -------
Total fixed charges and preferred
Stock dividends ..............       $3,349        $2,017       $11,775        $11,317       $26,294
                                     ======        ======       =======        =======       =======

Income/(loss) from operations.     $(79,585)     $(75,848)    $ (69,123)     $(104,385)      $ 3,349
                                   ========      ========     =========      =========       =======


Ratio of earnings to fixed
charges and  preferred stock
dividends (1).................          --            --              --             --           --

------------------------

(1) For the fiscal years ended December 31, 2001, 2000, 1999, 1998 and 1997, earnings were insufficient to cover fixed charges and, as such, no ratios are provided.